SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)


            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
             TO RULES 13d-2(b) AND (c) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                               (Amendment No. 20)(1)


                          SHEPMYERS INVESTMENT COMPANY
              -----------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
              -----------------------------------------------------
                         (Title of Class of Securities)

                                   823424 10 6
              -----------------------------------------------------
                                 (CUSIP Number)

                                  Page 1 of 15
                                  ------------
                                     Pages






----------
(1)The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G                         Forms                                  7100
--------------------------------------------------------------------------------

CUSIP No.   823424 10 6               13G                     Page 2 of 15 Pages
            -----------                                            -    --
--------------------------------------------------------------------------------
   1   NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       Paul E. Spears and Josephine F. Spears, Tenants by Entirety S.S. ####-##-#### S.S. ####-##-####

--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [   ]
                                                             (b)  [ X ]


--------------------------------------------------------------------------------
   3   SEC USE ONLY




--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       United States


--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            -0-
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             118,152
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             -0-
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       118,152

--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       118,152

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                  | |

--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       15.4%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       IN


--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Schedule 13G                         Forms                                  7100
--------------------------------------------------------------------------------

CUSIP No.   823424 10 6               13G                     Page 3 of 15 Pages
            -----------                                            -    --

--------------------------------------------------------------------------------
   1   NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       Robert P. Myers
       S.S. ####-##-####

--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [   ]
                                                             (b)  [ X ]


--------------------------------------------------------------------------------
   3   SEC USE ONLY




--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       United States


--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            13,374
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             -0-
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             13,374
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       -0-

--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       13,374

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                  | |

--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       1.7%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       IN


--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Schedule 13G                         Forms                                  7100
--------------------------------------------------------------------------------

CUSIP No.   823424 10 6               13G                     Page 4 of 15 Pages
            -----------                                            -    --
--------------------------------------------------------------------------------
   1   NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       Estate of Henrietta Myers Miller c/o R.A. Williams

--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [   ]
                                                             (b)  [ X ]


--------------------------------------------------------------------------------
   3   SEC USE ONLY




--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       United States


--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            98,937
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             -0-
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             98,937
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       -0-

--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       98,937

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                  | |

--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       12.9%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       IN


--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Schedule 13G                         Forms                                  7100
--------------------------------------------------------------------------------

CUSIP No.   823424 10 6               13G                     Page 5 of 15 Pages
            -----------                                            -    --

--------------------------------------------------------------------------------
   1   NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       Hamilton Bank and Charlotte S. DeVan TTEE UDT          E.I.N. 23-6469332
       Lawrence B. Sheppard Dtd. 4/21/59
       (Note: Patricia S. Winder, a former Trustee, died on July 16, 1995)

--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [   ]
                                                             (b)  [ X ]


--------------------------------------------------------------------------------
   3   SEC USE ONLY




--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       United States


--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            100,000
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             -0-
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             100,000
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       -0-

--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       100,000

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                  |  |

--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       13.0%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       00


--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Schedule 13G                         Forms                                  7100
--------------------------------------------------------------------------------

CUSIP No.   823424 10 6               13G                     Page 6 of 15 Pages
            -----------                                            -    --

--------------------------------------------------------------------------------
   1   NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       First National Bank of Pennsylvania, Successor Trustee to S.E. Bank N.A. U/A dated 2/6/40 Executed by H. D. Sheppard fbo Alma S. Tolhurst
                                                              E.I.N. 23-6780362

--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [   ]
                                                             (b)  [ X ]


--------------------------------------------------------------------------------
   3   SEC USE ONLY




--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       United States


--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            46,456
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             -0-
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             46,456
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       -0-

--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       46,456

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                  |  |

--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       6.0%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       00


--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Schedule 13G                         Forms                                  7100
--------------------------------------------------------------------------------

CUSIP No.   823424 10 6               13G                     Page 7 of 15 Pages
            -----------                                            -    --


--------------------------------------------------------------------------------
   1   NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       Henrietta Myers Miller and Hamilton Bank Trustees U/A Dated 5/7/63 Executed by Edna Powl Myers fbo Robert Clinton Myers II et al
       (Henrietta Myers Miller died 10/19/96)                 E.I.N. 23-6268887

--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [   ]
                                                             (b)  [ X ]


--------------------------------------------------------------------------------
   3   SEC USE ONLY




--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       United States


--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            -0-
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             83,660
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             -0-
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       83,660

--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       83,660

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                  |  |

--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       10.9%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       00


--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                                    Page 8 of 15
                                                                         -    --
Item 1(a).                 Name of Issuer.

                           Shepmyers Investment Company


Item 1(b).                 Address of Issuer's Principal Executive Offices.

                           P.O. Box 339
                           Hanover, PA  17331


Item 2(a).                 Name of Person Filing.

                           Paul E. Spears

                           Josephine F. Spears

                           Robert P. Myers

                           Estate of Henrietta M. Miller, Robert P. Meyers, Executor

                           Hamilton Bank and Charlotte S. DeVan TTEE UDT Lawrence B. Sheppard Dtd 4/21/59

                           First National Bank of Pennsylvania, Successor Trustee to S.E. Bank, N.A. U/A dated 2/6/40 Executed by H. D. Sheppard fbo Alma S. Tolhurst

                           Henrietta Myers Miller and Hamilton Bank Trustees U/A Dtd. 5/7/63 executed by Edna Powl Myers fbo Robert Clinton Myers II et al (Henrietta Myers Miller died on 10/19/96)


Item 2(b).                 Address of Principal Business Office or, if None,
                           Residence.
                           -------------------------------------------------
                           Paul E. Spears
                           106 Oak Street
                           Hanover, PA  17331

                           Josephine F. Spears
                           106 Oak Street
                           Hanover, PA  17331

                           Robert P. Myers
                           1146 Cherry Drive
                           Bozeman, MT 59715

Item 2(b).                 continued


                           Estate of Henrietta Meyers Miller,
                           Robert P. Meyers, Executor
                           c/o Raymond A. Williams
                           Post Office Box 374
                           Hanover, PA 17331

                           Hamilton Bank
                           c/o Theresa Hutchinson
                           Financial Specialist
                           22 Carlisle Street
                           Hanover, PA 17331

                           First National Bank of Pennsylvania
                           c/o Thomas E. Morkin
                           Sr. Vice President & Trust Manager
                           Hermitage Square
                           Hermitage, PA  16148


Item 2(c).                 Citizenship

                           Paul E. Spears:  USA

                           Josephine F. Spears:  USA

                           Estate of Henrietta Meyers Miller,
                           Robert P. Myers, Executor: USA

                           Robert P. Myers: USA

                           Hamilton Bank and Charlotte S. DeVan TTEE UDT Lawrence B. Sheppard Dtd 4/21/59: USA

                           First National Bank of Pennsylvania, Successor Trustee to S.E. Bank N.A. U/A dated 2/6/40 Executed by H.D. Sheppard fbo Alma S. Tolhurst:
                           USA

                           Henrietta Myers Miller and Hamilton Bank Trustees U/A dated 5/7/63 executed by Edna Powl Myers fbo Robert Clinton Myers II et al: USA (Henrietta Myers Miller died on 10/19/96)


Item 2(d).                 Title of Class of Securities

                           Common Stock

Item 2(e).                 CUSIP NUMBER

                           823424 10 6

Item 3.                    Statement Filed Pursuant to Rules 13d-1(b) or
                           13d-2(b)

                           Not applicable

Item 4.         Ownership.

                A.       Paul E. Spears & Josephine F. Spears, Tenants By
                         Entireties
                         (a)     Amount Beneficially Owned:  118,152
                         (b)     Percent of Class:  15.4%
                         (c)     Number of Shares as to Which Such Person
                                 Has:
                                   (i)    sole power to vote or to
                                          direct the vote:  -0-
                                  (ii)    shared power to vote or to
                                          direct the vote: 118,152
                                 (iii)    sole power to dispose or to
                                          direct the disposition of:
                                          -0-
                                  (iv)    shared power to dispose or to
                                          direct the disposition of:
                                          118,152

                B.       Robert P. Myers
                         (a)     Amount Beneficially Owned: 13,374
                         (b)     Percent of Class: 1.7%
                         (c)     Number of Shares as to Which Such Person
                                 Has:
                                  (i)     sole power to vote or to direct the
                                          vote: 13,374
                                 (ii)     shared power to vote or to direct
                                          the vote: -0-
                                (iii)     sole power to dispose or to direct
                                          the disposition of: 13,374
                                 (iv)     shared power to dispose or to
                                          direct the disposition of: -0-

Item 4.         Ownership.  (Continued)

                C.       Estate of Henrietta Meyers Miller,
                           Robert P. Meyers, Executor
                         (a)     Amount Beneficially Owned:  98,937
                         (b)     Percent of Class:  12.9%
                         (c)     Number of Shares as to Which Such Person
                                 Has:
                                   (i)    sole power to vote or to
                                          direct the vote:  98,937
                                  (ii)    shared power to vote or to
                                          direct the vote:  -0-
                                 (iii)    sole power to dispose or to
                                          direct the disposition of:
                                          98,937
                                  (iv)    shared power to dispose or to
                                          direct the disposition of:
                                          -0-


                D. Hamilton Bank and Charlotte S. DeVan TTEE UDT Lawrence B. Sheppard Dtd 4/21/59
                         (a)     Amount Beneficially Owned:  100,000
                         (b)     Percent of Class:  13.0%
                         (c)     Number of Shares as to Which Such Person
                                 Has:
                                   (i)    sole power to vote or to
                                          direct the vote:  100,000
                                  (ii)    shared power to vote or to
                                          direct the vote:  -0-
                                 (iii)    sole power to dispose or to
                                          direct the disposition of:
                                          100,000
                                  (iv)    shared power to dispose or to
                                          direct the disposition of:
                                          -0-


                E.       First National Bank of Pennsylvania,
                         Successor Trustee to S.E. Bank, N.A. U/A
                         dated 2/6/40 Executed by H. D. Sheppard fbo
                         Alma S. Tolhurst
                         (a)     Amount Beneficially Owned:  46,456
                         (b)     Percent of Class:  6.0%
                         (c)     Number of Shares as to Which Such Person
                                 Has:
                                   (i)    sole power to vote or to
                                          direct the vote:  46,456
                                  (ii)    shared power to vote or to
                                          direct the vote:  -0-
                                 (iii)    sole power to dispose or to
                                          direct the disposition of:
                                          46,456
                                  (iv)    shared power to dispose or to
                                          direct the disposition of:
                                          -0-

                                                                  Page 12 of 15
Item 4.         Ownership (continued)



                E.       Henrietta Myers Miller and Hamilton Bank
                         TTEES U/A Dtd. 5/7/63 executed by Edna Powl
                         Myers fbo Robert Clinton Myers II et al
                         (Henrietta Myers Miller died on 10/19/96)
                         (a)     Amount Beneficially Owned:  83,660
                         (b)     Percent of Class:  10.9%
                         (c)     Number of Shares as to Which Such Person
                                 Has:
                                   (i)    sole power to vote or to
                                          direct the vote:  -0-
                                  (ii)    shared power to vote or to
                                          direct the vote:  83,660
                                 (iii)    sole power to dispose or to
                                          direct the disposition of:
                                          -0-
                                  (iv)    shared power to dispose or to
                                          direct the disposition of:
                                          83,660

Item 5.         Ownership of Five Percent or Less of a Class

                Not applicable


Item 6.         Ownership of More than Five Percent on Behalf of
                Another Person

                Charlotte S. DeVan (33.33%)
                Lawrence S. DeVan (11.11%)
                William T. DeVan, Jr. (11.11%)
                Russell N. DeVan (11.11%)
                Patricia C. Winder (11.11%)
                Russell C. Williams (11.11%)
                Tom Williams, Sr. (11.11%)

                are the income beneficiaries of 100,000 shares listed under Item 4D(a) above.


Item 7.         Identification and Classification of the
                Subsidiary Which Acquired the Security Being
                Reported on by the Parent Holding Company.

                Not applicable

Item 8. Identification and Classification of Members of the Group.

                The persons making this filing disclaim that they act as a group with each other or any other persons with respect to any of the equity securities of the issuer named in Item 1(a).


Item 9.         Notice of Dissolution of Group.

                Not applicable

Item 10.        Certification.

                Not applicable

                                   Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



February 8, 1999                          /s/ Paul E. Spears
                                          -------------------------------------
                                          Paul E. Spears


                                          /s/ Josephine F. Spears
                                          -------------------------------------
                                          Josephine F. Spears


                                          /s/ Robert P. Myers
                                          --------------------------------------
                                          Robert P. Myers


                                          /s/ Robert P. Myers
                                          --------------------------------------
                                          Estate of Henrietta Myers Miller,
                                          Robert P. Myers, Executor


                                          /s/ Theresa A. Hutchinson
                                          --------------------------------------
                                          Hamilton Bank, Trustee
                                          Theresa Hutchinson
                                          Financial Specialist


                                          /s/ Thomas E. Morkin
                                          --------------------------------------
                                          First National Bank of
                                          Pennsylvania, Trustee
                                          Thomas E. Morkin
                                          Senior Vice President and Trust
                                          Manager



The filing of this statement shall not be construed as an admission that the reporting persons are, for the purpose of the Securities Exchange Act of 1934, the beneficial owners of the securities covered by the statement.

                                                                   Page 15 of 15
                                     EXHIBIT


We agree that Amendment No. 19 to the Schedule 13G of even date herewith, signed by each of us, is filed on behalf of each of us.



February 8, 1999                          /s/ Paul E. Spears
                                          --------------------------------------
                                          Paul E. Spears


                                          /s/ Josephine F. Spears
                                          --------------------------------------
                                          Josephine F. Spears


                                          /s/ Robert P. Myers
                                          --------------------------------------
                                          Robert P. Myers


                                          /s/ Robert P. Myers
                                          --------------------------------------
                                          Estate of Henrietta Myers Miller,
                                          Robert P. Myers, Executor


                                          /s/ Theresa A. Hutchinson
                                          --------------------------------------
                                          Hamilton Bank, Trustee
                                          Theresa Hutchinson
                                          Financial Specialist


                                          /s/ Thomas E. Morkin
                                          --------------------------------------
                                          First National Bank of
                                          Pennsylvania, Trustee
                                          Thomas E. Morkin
                                          Senior Vice President and Trust
                                          Manager